EXHIBIT 2.3

                                     SECOND
                                    AMENDMENT
                                     TO THE
                            STOCK PURCHASE AGREEMENT

This Second Amendment to the STOCK PURCHASE AGREEMENT, dated October 2, 1996 between Compost America Holding Company, Inc. ("CAHC" or the "Purchaser"), a New Jersey Corporation, located at 320 Grand Avenue, Englewood, New Jersey 07631

                                       and

Robert F. Young, Jr. ("Seller"), with a mailing address of P.O. Box 295, Ramsey, New Jersey, 07446-0295

                                       and

American Soil, Inc. ("Company"), a New York Corporation with a mailing address of P.O. Box 295, Ramsey, New Jersey, 07446-0295

                                   Witnesseth:

Background: The Purchaser desires to extend the closing date of the December 4, 1995 STOCK PURCHASE AGREEMENT (the "December 4, 1995 Agreement) and the closing date of the April 1, 1996 Amendment to the Stock Purchase Agreement (the "First Amendment") and the Seller desires to adjust the terms and conditions as hereinafter set forth and agrees to extend the Closing Date to October 2, 1996.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree to the preceding and as follows:

          (a) The Purchaser paid to the Seller $37,500 upon execution of the December 4, 1995 Agreement which amount shall be non-refundable;


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          (b) The Purchaser paid to the Seller $12,500 upon execution of the
December 4, 1995 Agreement which amount was to have been refunded to the Purchaser within five (5) business days of the Closing Date (which was extended by the First Amendment to June 30, 1996) if the Closing did not occur;

          (c) On July 5, 1996 the Seller refunded to the Purchaser the $12,500 described in (b) above since the June 30, 1996 Closing Date did not occur;

          (d) The Purchaser paid to the Seller $125,000 upon the execution of the First Amendment which amount shall be non-refundable;

          (e) Under the First Amendment, the Purchaser was to have issued one-hundred thousand (100,000) shares of restricted common stock of the Purchaser, substantially identical to the stock represented by the certificate attached as Exhibit A to the First Amendment and with substantially identical rights, in the name of Robert F. Young, Jr. and placed into escrow no later than April 21, 1996. In the event that the closing of the First Amendment did not take place by June 30, 1996, those shares were to become the possession of Seller. These shares were never placed in escrow or delivered to Seller, and remain due and owing to Seller;

          (f) At the Closing, the Purchaser will place $132,500 cash or 50,000 shares of unregistered common stock of Compost America Holding Company, Inc. in the names of Roger E. Tuttle and Elizabeth Tuttle (attached as Exhibit A), with stock power attached, endorsed in blank, signature medallion guaranteed, into an Escrow Account to be held by the Escrow Agent for nine (9) months for the payment by the Company of any Unknown Liability (defined as any individual liability incurred by the Company more than 90 days prior to the Closing Date that is for more than $5,000) and any environmental clean-up that may be required by law. Said environmental clean-up shall include, but not be exclusively limited to the discovery of hazardous materials, contaminated soils, groundwater contamination, and stockpiles of solid waste which require disposal under the Nonhazardous Waste Regulations of the State of New Jersey found at N.J.A.C. 7:26 - 1 et seq. Said environmental clean-up shall not include site monitoring, capitalization or any activity associated with changes in law adopted following the Closing Date, incidental site clean up, such as litter


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control, on-site ponding of surface water, the disposal of routine quantities of solid waste from compost screening activities or other site conditions reasonably associated with the day-to-day operations of an outdoor windrow composting facility. The Purchaser shall notify the Seller by registered mail of liabilities or the need to undertake environmental clean-up activities within ten business days of said finding. Nine months following the Closing Date herein, the Purchaser shall replace the 50,000 shares of common stock with $132,500 in cash less the dollar value, as agreed upon by the Seller and the Purchaser, of Unknown Liabilities or environmental clean-up costs as defined herein. At such time, with the mutual consent of the Purchaser and Seller, the Escrow Agent shall distribute to the Seller $132,500 in cash less such agreed upon amount of any Unknown Liabilities or environmental clean-up costs as defined herein.

          (g) At the Closing, the Purchaser shall pay Isdaner & Company and Richards & O'Neil, LLP for services performed and invoiced as identified in Exhibit B, which represents the agreed upon amount for services rendered by such firms.

          (h) Receivables attributable to the business of the Company up to and including the Closing Date will be the property of the Purchaser. Liabilities of the Company as of the Closing Date shall be assumed by the Purchaser, other than as provided in Section (f) above.

          (i) No sooner than January 5, 1997 and no later than January 8, 1997, the Seller shall be issued 150,000 shares of restricted stock of the Purchaser. Such restricted stock shall be under no transfer restriction under the securities laws, rules, regulations or orders of the United States, any state, or any agency thereof having relevant regulatory authority, or any other law, rule, regulation, decision, or order, except for the failure of such restricted stock to be registered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933. Upon proper delivery of the 150,000 shares pursuant to this paragraph (i), the Purchaser's obligation to deliver shares to Seller as set forth in paragraph (e) above shall cease.

          (j) At the Closing Date, the Purchaser shall pay to the Seller $325,000 in cash (which figure is derived from the $310,000 referenced within Paragraph (d) of the First Amendment, as well as the $12,500 referenced within Paragraph (b) of the First Amendment which was


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subsequently returned to the Purchaser by the Seller, plus an additional payment of $2,500).

          (k) Up to 4,000 cubic yards of screened non-sludge compost per 12 month period from the date hereof, may be picked up from time to time at the site by the Seller at no charge for use only on research projects and not for commercial clients, ending on the fourth anniversary of the date hereof.

          (1) At the Closing, the Purchaser shall make the payments referenced in the first and fifth paragraphs of Paragraph 7 of the Consulting Agreement between Purchaser and Seller to be dated the Closing Date.

          (m) The Closing Date shall occur on the date on which the conditions set forth in the letter attached hereto as Exhibit B-1 are satisfied.

          (n) Seller is released from any non-complete clauses entered into previously with CAHC.

          (o) Without limiting the generality of (h) above, all outstanding liabilities and long-term payables of the Company including outstanding State and Federal taxes, and penalties and interest thereon, will be paid by the Purchaser; provided however that the maximum amount that the Purchaser shall be required to pay pursuant to this sentence for State and Federal taxes and penalties and interest thereon, shall be $275,000 calculated as of the Closing Date. The notes relating to the equipment leases described in Exhibit 3.1 of the December 4, 1995 Agreement, and to the Company's Caterpillar 966 front end loader (the "Equipment Leases"), will become the financial responsibility of the Purchaser. Purchaser shall indemnify Seller in full for any consequences of its failure to discharge any payments under such liabilities, long term payables or notes, including, but not limited to, any consequences that arise because of Seller's guarantee of payment relating to the Equipment Leases.

          (q) Article 9 of the December 4, 1995 Agreement is hereby amended to add the following:

     "9.5 Funds. The Seller's bank shall have confirmed that the funds referenced in Sections (f), (g), and (j), and the first and fifth paragraphs of


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Section 7 of the Consulting Agreement dated as of the date hereof, shall have been credited to the Seller's bank account."

          (r) Article 2.3 of the December 4, 1995 Agreement, as amended by the First Amendment, is deleted in its entirety.


PURCHASER

COMPOST AMERICA HOLDING COMPANY, INC.

By: /s/ Roger Tuttle                                10/2/96
   -------------------------------     -------------------------------------
   Roger Tuttle, President                           Date


SELLER

By: /s/ Robert F. Young, Jr.                   October 8th, 1996
   -------------------------------     -------------------------------------
   Robert F. Young, Jr.                               Date


COMPANY

AMERICAN SOIL, INC.

By: /s/ Robert F. Young, Jr.                   October 8th, 1996
   -------------------------------     -------------------------------------
   Robert F. Young, Jr.                               Date


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